Exhibit 99.2


Company Press Release

HemaSure Completes Sale of Company Assets to Whatman Bioscience Inc

MARLBOROUGH, Mass., May 30 /PRNewswire/ -- HemaSure Inc. (OTC Bulletin Board:
HMSR) announced that on May 29, 2001, it completed the sale of its assets, except for cash, cash equivalents and marketable securities, to Whatman Bioscience Inc., a Massachusetts corporation and a subsidiary of Whatman plc, an English corporation (London Stock Exchange: WHM), pursuant to the terms and conditions of an Asset Purchase Agreement, dated as of February 3, 2001 and amended on April 2, 2001. Whatman will retain the existing personnel of the Company. The transaction was approved by HemaSure's stockholders at a Special Meeting of Stockholders on May 21, 2001.

The consideration for the transaction consists of a $10 million payment which was paid at the closing and a reimbursement amount which effectively covers the net change in cash from the ongoing operations of the Company's business from November 1, 2000 through the Closing Date, which is expected to be paid in the Company's third quarter. A third component of consideration for the Company is a royalty amount of 4% on sales by Whatman Bioscience or their affiliates of filtration products using the Company's technology. The maximum aggregate amount of this potential royalty will be $12 million subject to certain reductions as described in the royalty agreement.

After receipt of the reimbursement amount, HemaSure is expected to have approximately $17 million in cash, cash equivalents and marketable securities before any potential future royalty payments and after the payment of all costs and expenses related to completing the transaction. The Company is considering various strategic business combinations and other transactions with a view toward further enhancing stockholder value.

Whatman plc

Whatman plc is an international leader in separation technology and focuses its business on specific segments of the analytical and healthcare markets. Whatman has over 20 business locations in ten countries and employs in excess of 1,000 people worldwide.

HemaSure Inc.

HemaSure Inc., based in Marlborough, Massachusetts, has used its technology to develop innovative filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply.

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements include, but are not limited to expected levels of cash, cash equivalents and marketable securities, the receipt of royalty payments and the completion of a strategic business combination. Information on the potential factors that could affect the Company's actual results of operations are included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

SOURCE HemaSure Inc.

CONTACT: James B. Murphy, Senior Vice President, Chief Financial Officer















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